Exhibit 10.4

Amendment No. RI0355D

AMENDMENT

TO THE

MASTER LOAN AGREEMENT

THIS AMENDMENT is entered into as of October 3, 2008, between FARM CREDIT SERVICES OF AMERICA, FLCA (“Farm Credit”) and GPRE SHENANDOAH LLC, Shenandoah, Iowa (the “Company”).

BACKGROUND

Farm Credit and the Company are parties to a Master Loan Agreement dated March 25, 2008 (such agreement, as previously amended, is hereinafter referred to as the “MLA”).  Farm Credit and the Company now desire to amend the MLA.  For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Farm Credit and the Company agree as follows:

1.

Section 8(A)(ii) of the MLA is hereby amended and restated to read as follows:

SECTION 8.

Representations and Warranties.

(A)

This Agreement.  The Company represents and warrants to Farm Credit and Agent that as of the date of this Agreement:

(ii)

Subsidiaries.  For purposes hereof, a “Subsidiary” shall mean a corporation of which shares of stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation are owned, directly or indirectly, by the Company, provided, however, that Essex Elevator, Inc., shall be deemed to be a Subsidiary.  The Company has no other Subsidiaries.

2.

Section 10(A) of the MLA is hereby amended and restated to read as follows:

SECTION 10.

Negative Covenants.  Unless otherwise agreed to in writing by Agent, while this agreement is in effect the Company will not:

(A)

Borrowings.  Create, incur, assume, or allow to exist, directly or indirectly, any indebtedness or liability for borrowed money (including trade or bankers’ acceptances), letters of credit, or the deferred purchase price of property or services (including capitalized leases), except for:  (i) debt to Farm Credit; (ii) accounts payable to trade creditors incurred in the ordinary course of business;
(iii) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (iv) debt of the Company to miscellaneous creditors, in an aggregate amount not to exceed $1,600,000.00 on terms and conditions satisfactory to Agent; and (v) unsecured indebtedness of the Company to Green Plains Renewable Energy, Inc., including all extensions, renewals and refinancings, in an amount not to exceed $10,000,000.00, and provided such indebtedness is documented with terms and conditions satisfactory to Agent.

3.

Section 11 of the MLA is hereby amended and restated to read as follows:

SECTION 11.

Financial Covenants.  Unless otherwise agreed to in writing, while this agreement is in effect:

(A)

Working Capital.  The Company and its consolidated Subsidiaries will have at the end of each period for which financial statements are required to be furnished pursuant to Section 9(H) hereof an excess of consolidated current assets over consolidated current liabilities (both as determined in accordance with GAAP consistently applied) of not less than $6,000,000.00, except that in determining current assets, any amount available under the Construction and Revolving Term Loan Supplement hereto (less the amount that would be considered a current liability under GAAP if fully advanced) may be included..

(B)

Net Worth.  The Company and its consolidated Subsidiaries will have at the end of each period for which financial statements are required to be furnished pursuant to Section 9(H) hereof an excess of consolidated total assets over consolidated total liabilities (both as determined in accordance with GAAP consistently applied) of not less than:  (i) $35,500,000.00; and (ii) increasing to $37,500,000.00 effective October 31, 2008, except that, in determining such minimum excess, the net adjustment to the carrying value of assets and liabilities resulting from the May 7, 2008 merger with VBV, LLC and certain other parties (rounded down to the nearest million) shall be deducted.  Documentation evidencing said net adjustment, in form acceptable to Agent, shall be provided by the Company to Agent by no later than October 31, 2008.

(C)

Debt Service Coverage Ratio.  The Company and its consolidated Subsidiaries will have at the end of each fiscal year of the Company, effective with the fiscal year ending 2008, a "Debt Service Coverage Ratio" (as defined below) for that year of not less than 1.5 to 1.0.  For purposes hereof, the term "Debt Service Coverage Ratio" shall mean the following (all as calculated on a consolidated basis for the most current year-end in accordance with GAAP consistently applied): (i) net income (after taxes), plus depreciation and amortization; divided by (ii) all current portion of regularly scheduled long term debt for the prior period (previous year-end).

4.

Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES OF AMERICA, FLCA		GPRE SHENANDOAH LLC

By:	/s/ Kathryn Frahm	By:	/s/ Wayne B. Hoovestol

Title:	Vice President - Credit	Title:	Chief Executive Officer

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